NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON MONDAY, APRIL 28, 2003

STANDARD PACIFIC CORP. REPORTS FIRST QUARTER EARNINGS UP 27% TO $0.75 PER SHARE ON RECORD REVENUES AND RAISES GUIDANCE FOR FULL YEAR TO $4.65 TO $4.75 PER SHARE VS. $3.67 LAST YEAR

Financial and Operating Highlights – 2003 First Quarter vs. 2002 First Quarter

•	Earnings per share rose 27% to $0.75

•	Record revenues of $400 million, up 40% year-over-year

•	Record deliveries of 1,470 new homes, up 64% from last year

•	Gross margin improves 80 bp’s year-over-year

•	EBITDA of $54.1 million, an increase of 33% over 2002*

•	LTM return on beginning equity tops 21%

•	New orders rise 41% to an all-time high of 2,293 homes, driven by recent acquisitions

•	Record first quarter backlog of 4,019 presold homes valued at $1.3 billion, up 68%

•	Raising full year guidance to $4.65 to $4.75 per share, a potential increase of 29% from last year

IRVINE, CALIFORNIA, April 28, 2003—Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2003 first quarter results. Net income for the three months ended March 31, 2003 increased 39% to $24.8 million, or $0.75 per diluted share, compared to $17.8 million, or $0.59 per diluted share last year. Revenues for the first quarter increased 40% to a record $400 million versus $286 million in the 2002 first quarter. EBITDA for the three months ended March 31, 2003 increased 33% to $54.1 million compared to $40.7 million in the year earlier period.

*  For a definition of EBITDA and a reconciliation of EBITDA to net income, please see the Selected Financial Data included herewith

“Our earnings growth is being driven by the continued strength of the California housing market, particularly in Southern California where we are ranked #1 based on 2002 revenues, and by the increasing contributions from our new Southeastern region,” Mr. Scarborough commented. “We are extremely pleased with the level of activity in our Florida and Carolina operations which generated 29% of the Company’s deliveries and 38% of our new home orders in the first quarter of our first full year on the East Coast.”

Mr. Scarborough continued, “Based on the strength of our first quarter operating results, new home order trends and $1.3 billion backlog of presold homes we are raising our earnings estimates for 2003 to $4.65 to $4.75 per share. Our 2003 guidance is based on the delivery of approximately 7,700 homes, including 625 joint venture deliveries, with revenues of approximately $2.1 billion, which would represent a 13% increase in homebuilding revenues and up to a 32% increase in net income. For the 2003 second quarter, our earnings are expected to be between $0.90 and $0.95 per share, based on the delivery of 1,750 new homes, including 150 joint venture deliveries, with homebuilding revenues approaching $450 million.”

“As we grow, we continue to carefully manage our balance sheet. We ended the quarter with a net debt-to-total capital ratio of 49.2% and borrowing capacity of approximately $375 million under our recently extended $450 million revolving credit facility. Our liquidity was further enhanced during the quarter through the issuance of $125 million of 7.75% 10-year senior notes, which brings our total outstanding public senior note balance to $600 million.”

“We are proud of our record of growth over the past five years during which we have tripled our revenues and quadrupled net income while generating nearly a three-fold increase in shareholders’ equity. The Company’s positive earnings trend over this period underscores the successful financial performance of the homebuilding sector relative to the other 48 industry groups measured in the most recent Fortune 1000 ranking,” Mr. Scarborough concluded. “The housing sector was recognized by Fortune as one of the fastest growing and most profitable industries and one of the best investments by industry during this period. In fact, the homebuilding industry was ranked in the top three for five-year profit growth and total return to shareholders. These impressive achievements were accomplished during a period of relatively flat new home construction starts nationally.”

Homebuilding

Homebuilding pretax income for the first quarter was up 37% to $38.9 million compared to $28.4 million last year. The higher level of pretax income was driven by a 40% increase in homebuilding revenues, an 80 basis point improvement in our homebuilding gross margin percentage and a $4.6 million increase in joint venture income. These increases were partially offset by a 180 basis point increase in the Company’s SG&A rate.

Homebuilding revenues for the first quarter were $399.7 million compared to $285.9 million in the year earlier period. The 40% increase in revenues was driven by a 55% increase in new home deliveries (exclusive of joint ventures), reflecting in part the delivery of 420 new homes from our new Florida and Carolina operations, which was offset in part by a 10% decrease in the Company’s average home price to $295,000. During the quarter the Company delivered 456 new homes in California (exclusive of joint ventures), a 12% increase over the 2002 first quarter. Deliveries were up 13% in Southern California to 333 new homes and up

11% in Northern California to 123 new homes. In Arizona, new home deliveries were up 17% to 328 new homes while deliveries were off 16% in Texas and 31% in Colorado, to 110 homes and 37 homes, respectively. The Company delivered 313 new homes in Florida and 107 new homes in the Carolinas for the first three months of the year.

During the first quarter the Company’s average home price in California (exclusive of joint ventures) was up 12% to $503,000. The higher price primarily reflects general increases in new home prices in the state. The average home price in Arizona decreased slightly to $173,000 and reflects the Company’s focus on entry level and first-time move-up housing. The Company’s average home price in Texas was off less than 1% while the Company’s average home price was down 5% in Colorado to $315,000. Home prices in both of these regions have been impacted by weakness in local economic conditions. The Company’s average home prices in Florida and the Carolinas were $179,000 and $135,000, respectively, and reflect a product orientation towards the entry level and first-time move-up buyer. Our consolidated average home price for 2003 is expected to be in the range of $290,000 to $300,000 compared to $314,000 in 2002 and reflects the Company’s efforts to broaden its price points in its existing markets as well as our expansion into the Southeastern United States where our average price is expected to be approximately $170,000.

The Company’s gross margin percentage was up 80 basis points to 19.5%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in California and Arizona and above average margins in Florida. Margins were off in Texas and Colorado reflecting the impact of slower economic conditions in those regions.

Selling, general and administrative expenses (including corporate G&A) for the first quarter were 11.5% of revenues compared to 9.7% last year. The increase in SG&A expenses as a percentage of revenues was due primarily to the increase in deliveries from markets outside of California, which generally incur higher levels of sales and marketing costs. We expect that our full year SG&A rate will be in the mid 10% range.

Income from unconsolidated joint ventures was up 129% to $8.2 million driven primarily by an increase in joint venture deliveries from 22 last year to 119 this year.

New orders for the quarter were up 41% to 2,293 new homes on a 37% increase in average community count reflecting the impact of our 2002 Florida and Carolina acquisitions. The Company’s cancellation rate declined for the quarter to 17% versus 19% last year. Orders were off 5% in Southern California on a 10% decline in average new home communities, down 18% in Northern California on a 7% higher community count, down 21% in Arizona on a flat community count, down 16% in Texas on a flat community count and down 6% in Colorado on a 20% increase in community count. For the 2003 first quarter the Company generated 713 net new orders in Florida from 28 active selling communities and 165 orders in the Carolinas from 9 communities. Despite the decline in orders in California and Arizona, the absolute level of new order activity in these markets reflects generally healthy housing market conditions and was consistent with the Company’s expectations at the beginning of the year. Also, the Company opened 47% fewer new communities in the first quarter of 2003 in its California and Arizona markets compared to the year earlier period. In Florida and the Carolinas, the new home order levels continue to reflect strong market conditions for the price points served by the Company’s operations. Orders in Texas and Colorado continue to mirror the slow economic conditions in those regions.

The record level of new home orders resulted in an all-time high quarter-end backlog of 4,019 presold homes (including 304 joint venture homes) valued at an estimated $1.3 billion (including $155 million of joint venture backlog), an increase of 68% from the March 31, 2002 backlog value. The higher level of orders and backlog was driven primarily by our new Southeastern operations.

The Company ended the first quarter with 139 active selling communities, a 38% increase over the year earlier period. The Company is planning to open 75 – 80 new communities over the last three quarters of the year which would result in a total of 95 – 100 new community openings for all of 2003, a 60% increase over the total number of communities opened in 2002. By the end of 2003 the Company expects to have approximately 170 active subdivisions, which would be a 25% increase over the 2002 year-end community count level.

Financial Services

First quarter revenues for the Company’s financial services segment, which represents our mortgage banking operations throughout California and in South Florida, were up 61% to $4.3 million compared to $2.7 million last year. The higher level of revenues was driven by a 44% increase in the volume of mortgage loans sold, an increase in the margin on loans sold and, to a lesser degree, an increase in net interest income. The higher level of loan volume was driven by an increase in new homes delivered in California, an increase in our California capture rate to 66% and the commencement of loan originations in South Florida in the third quarter of last year.

Expenses for the financial services segment were up 60% and were the result of higher revenue and earnings levels and from the start-up expenses incurred in connection with our expansion into the South Florida market.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions which operate in conjunction with our homebuilding divisions in Arizona, Texas, Colorado, Central and Southwestern Florida and the Carolinas, was up 67% to $655,000. The higher level of income was primarily due to increased deliveries in Arizona and the addition of the Florida and Carolina joint venture last year through the acquisition of Westfield Homes.

Stock Repurchases

During the quarter the Company repurchased 63,300 shares of its common stock for $1.6 million leaving $40.6 million available for future buybacks under the Boards’ existing $75 million authorization.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern time on Monday, April 28, 2003. The call will be broadcast live over the Internet and can be accessed through the Company’s website at www.standardpacifichomes.com/investor/investors.asp. The call will also be accessible via telephone by dialing (800) 915-4836. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 55,000 families during its 37-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: orders and backlog; the strength of the overall housing market and the visibility of our expected operating results for the balance of the year; expected new community openings; the Company’s earnings, deliveries and revenue estimates for the second quarter and full year 2003; the Company’s expected SG&A rate for 2003; and the Company’s expected average home price for 2003 Companywide and in the Southeastern region. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2002. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Homebuilding:
Revenues	$399,733	$285,917
Cost of sales	(321,907)	(232,347)

Gross margin	77,826	53,570

Selling, general and administrative expenses	(45,835)	(27,704)
Income from unconsolidated joint ventures	8,228	3,587
Interest expense	(1,656)	(1,078)
Other income	314	8

Homebuilding pretax income	38,877	28,383

Financial Services:
Revenues	4,272	2,650
Expenses	(3,122)	(1,951)
Income from unconsolidated joint ventures	655	393
Other income	35	59

Financial services pretax income	1,840	1,151

Income before taxes	40,717	29,534
Provision for income taxes	(15,928)	(11,746)

Net Income	$24,789	$17,788

Earnings Per Share:
Basic	$0.77	$0.60
Diluted	$0.75	$0.59
Weighted Average Common Shares Outstanding:
Basic	32,166,934	29,414,304
Diluted	32,987,420	30,342,527

Selected Operating Data

	Three Months Ended March 31,
	2003	2002
New homes delivered:
Southern California	333	295
Northern California	123	111

Total California	456	406

Texas	110	131
Arizona	328	281
Colorado	37	54
Florida	313	—
Carolinas	107	—

Consolidated total	1,351	872

Unconsolidated joint ventures:
Southern California	103	22
Northern California	16	—

Total unconsolidated joint ventures	119	22

Total	1,470	894

Average selling price of homes delivered:
California (excluding joint ventures)	$503,000	$449,000
Texas	$274,000	$275,000
Arizona	$173,000	$176,000
Colorado	$315,000	$330,000
Florida	$179,000	$—
Carolinas	$135,000	$—
Consolidated (excluding joint ventures)	$295,000	$328,000
Unconsolidated joint venture (California)	$533,000	$560,000
Total (including joint ventures)	$314,000	$333,000
Net new orders:
Southern California	523	599
Northern California	147	209

Total California	670	808

Texas	118	140
Arizona	383	487
Colorado	88	94
Florida	713	—
Carolinas	165	—

Consolidated total	2,137	1,529

Unconsolidated joint ventures:
Southern California	111	69
Northern California	45	24

Total unconsolidated joint ventures	156	93

Total	2,293	1,622

Average number of selling communities during the period:
Southern California	22	25
Northern California	12	14
Texas	23	23
Arizona	22	22
Colorado	12	10
Florida	28	—
Carolinas	9	—

Consolidated total	128	94

Unconsolidated joint ventures:
Southern California	6	6
Northern California	4	1

Total unconsolidated joint ventures	10	7

Total	138	101

Selected Operating Data (continued)

	At March 31,
	2003	2002
Backlog (in homes):
Southern California	1,046	862
Northern California	181	173

Total California	1,227	1,035

Texas	154	156
Arizona	622	732
Colorado	139	118
Florida	1,434	—
Carolinas	139	—

Consolidated total	3,715	2,041

Unconsolidated joint ventures:
Southern California	232	60
Northern California	72	24

Total unconsolidated joint ventures	304	84

Total	4,019	2,125

Backlog (estimated dollar value in thousands):
Consolidated total	$1,099,303	$701,048
Unconsolidated joint ventures (California)	154,609	43,214

Total	$1,253,912	$744,262

Building sites owned or controlled:
Southern California	8,105	5,748
Northern California	3,667	2,998

Total California	11,772	8,746

Texas	2,086	2,478
Arizona	4,464	4,404
Colorado	1,755	1,900
Florida	10,093	2,786
Carolinas	3,037	—

Total	33,207	20,314

Total building sites owned	16,474	11,766
Total building sites optioned	11,852	6,575
Total joint venture lots	4,881	1,973

Total	33,207	20,314

Completed and unsold homes	191	222

Homes under construction	3,591	2,023

Selected Financial Data

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Net cash provided by (used in) operating activities(1)	$(97,652)	$(2,547)
EBITDA(2)	$54,145	$40,691
Homebuilding SG&A as a percentage of homebuilding revenues	11.5%	9.7%
Homebuilding interest incurred	$16,001	$12,259
Homebuilding interest capitalized to inventories	$14,345	$11,181
Ratio of LTM EBITDA to homebuilding interest incurred	4.3x	4.4x

Balance Sheet Data

	At March 31,
	2003	2002
Stockholders’ equity per share	$24.72	$20.04
Ratio of net homebuilding debt to total book capitalization	49.2%	50.0%
Ratio of net homebuilding debt to LTM EBITDA	3.0x	2.6x
Homebuilding interest capitalized in inventories	$36,686	$30,985
Homebuilding interest capitalized as a percentage of inventories	2.4%	2.7%

(1)	As determined in accordance with accounting principles generally accepted in the United States.

(2)	As used in this report, EBITDA means net income (plus cash distributions of income from unconsolidated homebuilding joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) depreciation and amortization, (e) income from unconsolidated homebuilding joint ventures and (f) income from financial services subsidiary. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company’s ability to service debt. However, EBITDA should not be considered in isolation or as an alternative to net income or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the United States). EBITDA is used in covenants in our revolving credit facility and our public senior and senior subordinated notes. The calculations of EBITDA below are presented in accordance with the requirements of our debt covenants. The table set forth below reconciles net income to EBITDA:

	Three Months Ended March 31,
	2003	2002
	(Dollars in thousands)
Net Income	$24,789	$17,788
Add:
Cash distributions of income from unconsolidated homebuilding joint ventures	10,806	4,700
Income taxes	15,928	11,746
Homebuilding interest expense	1,656	1,078
Expensing of previously capitalized interest included in cost of sales	9,519	9,086
Depreciation and amortization	825	579
Less:
Income from unconsolidated homebuilding joint ventures	8,228	3,587
Income from financial services subsidiary	1,150	699

EBITDA	$54,145	$40,691

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$9,590	$22,245
Mortgage notes receivable and accrued interest	4,015	3,682
Other notes and receivables	26,018	34,451
Inventories	1,503,411	1,375,763
Investments in and advances to unconsolidated joint ventures	136,769	122,460
Property and equipment, net	7,591	7,524
Deferred income taxes	12,176	18,611
Other assets	19,792	19,097
Goodwill	58,537	58,062

	1,777,899	1,661,895

Financial Services:
Cash and equivalents	10,689	5,406
Mortgage loans held for sale	86,996	109,861
Other assets	4,929	14,964

	102,614	130,231

Total Assets	$1,880,513	$1,792,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$63,119	$71,439
Accrued liabilities	157,073	193,832
Revolving credit facility	21,000	—
Trust deed and other notes payable	12,716	16,670
Senior notes payable	597,458	473,469
Senior subordinated notes payable	148,873	148,854

	1,000,239	904,264

Financial Services:
Accounts payable and other liabilities	1,315	2,116
Mortgage credit facilities	84,022	111,988

	85,337	114,104

Total Liabilities	1,085,576	1,018,368

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 32,155,088 and 32,183,630 shares outstanding, respectively	322	322
Additional paid-in capital	368,689	369,723
Retained earnings	425,926	403,713

Total Stockholders’ Equity	794,937	773,758

Total Liabilities and Stockholders’ Equity	$1,880,513	$1,792,126